EXHIBIT 1

AGREEMENT dated as of February 6, 2015 by and among Venture Investors Early Stage Fund IV Limited Partnership; Venture Investors LLC and VIESF IV GP LLC (the “Reporting Persons”).

WHEREAS, in accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934 (the “Act”), only one such statement need be filed whenever two or more persons are required to file a statement pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement is filed on behalf of each of them.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

The Reporting Persons hereby agree, in accordance with Rule 13d-1(k) under the Act, to file one Statement on Schedule 13G relating to their ownership of the common stock of Akebia Therapeutics, Inc., and hereby further agree that said Statement shall be filed on behalf of the Reporting Persons.  Nothing herein shall be deemed to be an admission that the parties hereto, or any of them, are members of a “group” (within the meaning of Section 13(d) of the Act and the rules promulgated thereunder) with respect to any securities of Akebia Therapeutics, Inc.

IN WITNESS WHEREOF, the parties have executed this agreement as of the date first written above.

VENTURE INVESTORS EARLY STAGE FUND IV LIMITED PARTNERSHIP By: VIESF IV GP LLC General Partner By: /s/ Loren G. Peterson Loren G. Peterson Managing Director and CFO
VENTURE INVESTORS LLC By: /s/ Loren G. Peterson Loren G. Peterson Managing Director and CFO

VIESF IV GP LLC By: /s/ Loren G. Peterson Loren G. Peterson Managing Director and CFO